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                                     PROXY                          Exhibit 99.1

                          ASCEND COMMUNICATIONS, INC.

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON THURSDAY, JUNE 24, 1999

     The undersigned stockholder of Ascend Communications, Inc., revoking all prior proxies, hereby appoints Mory Ejabat and Michael Ashby, or any of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of Ascend which the undersigned is entitled to vote at the special meeting of stockholders to be held at The Ritz-Carlton, 600 Stockton Street, San Francisco, CA 94108, on Thursday, June 24, 1999, beginning at 9:00 a.m., local time, and at any adjournments of the meeting, upon matters set forth in the Notice of Special Meeting dated May 20, 1999, and the related proxy statement/prospectus, copies of which have been received by the undersigned, and in their discretion upon any adjournment of the meeting or upon any other business that may properly be brought before the meeting by the Ascend board of directors. Attendance of the undersigned at the meeting or any adjournment session of the meeting will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

     This proxy is solicited on behalf of the Ascend board of directors. A stockholder wishing to vote in accordance with the recommendations of the board of directors need only sign and date this proxy and return it in the enclosed envelope.

------------------ CONTINUED AND TO BE SIGNED ON REVERSE SIDE ------------------
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                                                                 Please mark
                                                                 votes as in   X
                                                                 this Example


The shares represented by this proxy will be voted as directed or, if no direction is given with respect to the proposal set forth below, will be voted "FOR" such proposal.

1. To adopt the Agreement and Plan of Merger dated as of January 12, 1999, as amended, among Lucent Technologies Inc., Ascend Communications, Inc. and a wholly owned subsidiary of Lucent Technologies Inc.

            FOR    AGAINST   ABSTAIN
           /  /     /  /      /  /

                         MARK HERE IF YOU PLAN TO ATTEND THE MEETING     / /

                         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   / /


Please promptly complete, date and sign this proxy and mail it in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States. Please sign exactly as name(s) appear on the stock certificate.

If stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other persons.


Signature:___________________Date:___________Signature:_____________Date:_______

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